UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
December 11, 2009 (December 9, 2009)
Commission File No. 001-34269
SHARPS COMPLIANCE CORP.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	74-2657168
(State Or Other Jurisdiction Of	(IRS Employer
Incorporation Or Organization)	Identification No.)
9220 Kirby Drive, Suite 500
Houston, Texas 77054
(Address Of Principal Executive Offices)
Registrant’s Telephone Number, Including Area Code)
713-432-0300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On December 9, 2009, Sharps Compliance Corp. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with certain stockholders of the Company (the “Selling Stockholders”) and William Blair & Company, L.L.C., as representative of the several underwriters named in the Underwriting Agreement (the “Underwriters”) with respect to the offering and sale of 500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by the Company (the “Company Shares”) and 2,720,000 shares of Common Stock by the Selling Stockholders (the “Selling Stockholder Shares”). In addition, the Company and certain of the Selling Stockholders have granted to the Underwriters an option to purchase up to 77,146 additional shares of Common Stock and 405,854 additional shares of Common Stock, respectively (collectively, the “Option Shares” and together with the Company Shares and Selling Stockholder Shares, the “Offered Shares”).
The Underwriting Agreement contains customary representations, warranties and covenants that are valid as between the parties and as of the date of entering such agreement and are not factual information to investors about the Company.
The offering of the Offered Shares was registered under the Securities Act of 1933, as amended, pursuant to the Company’s registration statement on Form S-3 (File No. 333-163073). The above description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement. Copies of the Underwriting Agreement are incorporated herein by reference and are attached to this Report on Form 8-K as Exhibit 1.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
1.1
Underwriting Agreement, dated December 9, 2009, among William Blair & Company, L.L.C., as representative of the several underwriters named therein, Sharps Compliance Corp. and certain stockholders of Sharps Compliance Corp.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHARPS COMPLIANCE CORP.
By:	/s/ David P. Tusa
Executive Vice President , Chief Financial Officer and Business Development

Dated: December 11, 2009

Index to Exhibits

1.1
Underwriting Agreement, dated December 9, 2009, among William Blair & Company, L.L.C., as representative of the several underwriters named therein, Sharps Compliance Corp. and certain stockholders of Sharps Compliance Corp.